Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated March 31, 2026, with respect to the balance sheets of Innovative Digital Investors Acquisition Corp. (f/k/a FG Merger III Corp.), as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

April 27, 2026